UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 11, 2007

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960

HOUSTON, TEXAS 77098

(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 11, 2007, Contango Oil & Gas Company (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with a group of private investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers, at a price of $5,000 per share, a total of 6,000 shares of the Company’s Series E Perpetual Cumulative Convertible Preferred Stock, par value $0.04 per share (the “Series E Preferred Stock”), for an aggregate purchase price of $30.0 million to be paid by the Purchasers. The Series E Preferred Stock is perpetual and is convertible at any time into shares of the Company’s common stock at a price of $38.00 per share. The dividend on the Series E Preferred Stock can be paid quarterly in cash at a rate of 6.0% per annum or paid-in-kind at a rate of 7.5% per annum. The Company has agreed to file a registration statement covering the shares of the Company’s common stock issuable on conversion of the Series E Preferred Stock. The Company paid a 4% commission to the placement agents in connection with the transaction.

The above description is a summary and is qualified in its entirety by the terms of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

On May 17, 2007, the Company sold 6,000 shares of its Series E Preferred Stock to the Purchasers pursuant to the Agreement for an aggregate purchase price of $30.0 million. The shares were issued pursuant to the exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended. The transaction did not involve a public offering and the Purchasers were accredited investors and/or qualified institutional buyers.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description of Document
4.1	Certificate of Designations, Preferences and Relative Rights and Limitations for Series D Perpetual Cumulative Convertible Preferred Stock

10.1	Securities Purchase Agreement dated May 11, 2007

99.1	Press Release dated May 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: May 17, 2007	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Chief Executive Officer